Exhibit 4.8

Power of Attorney

I, [Name of VIE Shareholder], a Chinese citizen with Chinese Identification Card No. :***, and a holder of [Percentage of Shareholder’s Equity Interests in the VIE]% of the entire registered capital in [Name of VIE] (“My Shareholding”), hereby irrevocably authorize Shanghai Chu Le Information Technology Co., Ltd. (the “WFOE”) to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attend shareholders’ meetings of [Name of VIE]; 2) exercise all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and [Name of VIE] Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management members of Chu Bao.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Purchase Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Equity Pledge Agreement and Exclusive Purchase Option Agreement to which the WFOE, [Name of VIE] and I am a party.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by the WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of [Name of VIE].

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[Name of VIE Shreholder]

By:	/s/

[Execution Date]

Schedule of Material Differences

One or more persons entered into power of attorney with Shanghai Chule (CooTek) Information Technology Co., Ltd. using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Variable Interest Entity (the “VIE”)	Name of VIE Shareholder	% of Shareholder’s Equity Interests in the VIE	Execution Date
1.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Zhang Kan	25%	October 30, 2012
2.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Zhu Haiyan	18%	October 30, 2012
3.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Li Qiaoling	21.94%	October 30, 2012
4.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Wang Jialiang	21.94%	October 30, 2012
5.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Wang Jian	13.12%	October 30, 2012
6.	Molihong (Shenzhen) Internet Technology Co., Ltd.	Wang Jialiang	50%	October 26, 2017
7.	Molihong (Shenzhen) Internet Technology Co., Ltd.	Wang Jian	50%	October 26, 2017
8.	Yingsun Information Technology (Ningbo) Co., Ltd.	Wang Jialiang	50%	November 30, 2017
9.	Yingsun Information Technology (Ningbo) Co., Ltd.	Wang Jian	50%	November 30, 2017
10.	Shanghai Qiaohan Technology Co., Ltd.	Wang Jialiang	50%	July 19, 2019
11.	Shanghai Qiaohan Technology Co., Ltd.	Wang Jian	50%	July 19, 2019